Exhibit 99.01

Xcel Energy Media Relations 414 Nicollet Mall, 401-7 Minneapolis, MN 55401 (612) 215-5300 www.xcelenergy.com
Xcel Energy elects Devin Stockfish to board of directors

Stockfish brings extensive expertise as president, CEO of Weyerhaeuser Co.

MINNEAPOLIS (January 23, 2025) — Xcel Energy Inc. (NASDAQ: XEL) announced today that Devin Stockfish has been elected to its board of directors, effective January 23, 2025.

Stockfish has served as president and CEO of Weyerhaeuser Co., North America’s largest integrated timber and forest products company, since 2019, and also serves as a member of its board of directors. He previously was senior vice president, Timberlands; vice president, Western Timberlands; and senior vice president, general counsel and corporate secretary during his nearly 12-year tenure with Weyerhaeuser.

“Devin is an accomplished executive who, like us, is deeply committed to safety and operational excellence,” said Bob Frenzel, chairman, president and CEO of Xcel Energy. “We are pleased to welcome him to our board and believe that our company will greatly benefit from his acumen in leading a publicly traded, capital-intensive business; his expertise in sustainable forest management; his engineering education; as well as his depth of knowledge in corporate strategy and finance and experience managing complex legal and regulatory issues.”

Stockfish will serve on the Xcel Energy board of directors’ Finance committee and its Operations, Nuclear, Environmental and Safety (ONES) committee. With his addition, the company’s Board of Directors will have 14 members.

Prior to joining Weyerhaeuser in 2013, Stockfish was vice president and associate general counsel at chemical distributor Univar Solutions LLC, focused on mergers and acquisitions, corporate governance and securities law. He also has worked as an attorney for Starbucks Corp. and practiced corporate law at the K&L Gates LLP law firm. Before practicing law, Stockfish worked as a mechanical engineer with Boeing Co.

Stockfish holds a Juris Doctor degree from Columbia Law School and a Bachelor of Science degree in mechanical engineering from the University of Colorado.

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About Xcel Energy
Xcel Energy (NASDAQ: XEL) provides the energy that powers millions of homes and businesses across eight Western and Midwestern states. Headquartered in Minneapolis, the company is an industry leader in responsibly reducing carbon emissions and producing and delivering clean energy solutions from a variety of renewable sources at competitive prices. For more information, visit xcelenergy.com or follow us on X and Facebook.